NEWS FOR IMMEDIATE RELEASE                                                     EXHIBIT 99.1
January 18, 2008

For Further Information Contact:

Paul M. Limbert
President & CEO
WesBanco, Inc.
(304) 234-9206

WesBanco Announces Agreements for Sale of Eight Branches of Oak Hill Banks

WesBanco, Inc. (NASDAQ: WSBC) announced today that it has entered into definitive agreements with three purchasers to sell a total of eight branches of Oak Hill Banks across Southern Ohio.  In each transaction, the acquiring bank will assume substantially all of the deposit liabilities and buy related assets, including loans, of the branches purchased.

Pursuant to their respective agreements, Franklin Savings, a subsidiary of First Franklin Corporation (NASDAQ: FFHS) headquartered in Cincinnati, will acquire Oak Hill Banks’ Cherry Grove and Delhi branches, both located in Cincinnati, and the Trenton branch in Butler County; First State Bank of Adams County, a subsidiary of First State Bancorp, Inc., headquartered in Winchester, Ohio, will acquire Oak Hill Banks’ Ripley, Georgetown and Mount Orab branches, all located in Brown County; and Vinton County National Bank of McArthur, a subsidiary of Community Bancshares, Inc., headquartered in McArthur, Ohio, will acquire Oak Hill Banks’ Richmond Dale and Logan branches, located in Ross and Hocking Counties, respectively.

Collectively, the transactions represent a blended premium of approximately 8.1% on deposits of $102 million.  Loans approximating $76 million are also included in this transaction.  Financial terms of the individual transactions are not being disclosed at this time.  The transactions are subject to customary conditions, including normal regulatory approvals.  The transactions are all expected to close in March or April of 2008.

Paul Limbert, President and CEO of WesBanco, commented: “These branch sales represent a planned rationalization by WesBanco of the Oak Hill franchise.  We believe these sales best position WesBanco to fulfill its commitment to our customers, employees, and communities, and we are pleased to be handing these branches off to first rate institutions.  WesBanco currently has approximately 50% of its total deposits in Ohio and remains committed to further developing these markets as opportunities present themselves.”

WesBanco, Inc. is a multi-state bank holding company of $5.3 billion in total assets providing banking services through 117 locations and 152 ATMs in West Virginia, Ohio and Pennsylvania.  WesBanco’s banking subsidiaries are WesBanco Bank, Inc., headquartered in Wheeling, West Virginia, and Oak Hill Banks, headquartered in Jackson, Ohio. In addition, WesBanco operates an insurance company, WesBanco Insurance Services, Inc., and a full service broker/dealer, WesBanco Securities, Inc.

Forward-looking Statement

This press release contains certain forward-looking statements, including certain plans, expectations, goals, and projections, and including statements about the benefits of the merger between WesBanco and Oak Hill, which are subject to numerous assumptions, risks, and uncertainties. Actual results could differ materially from those contained or implied by such statements for a variety of factors including: the businesses of WesBanco and Oak Hill may not be integrated successfully or such integration may take longer to accomplish than expected; the expected cost savings and any revenue synergies from the merger may not be fully realized within the expected timeframes; disruption from the merger may make it more difficult to maintain relationships with clients, associates, or suppliers; changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of other business strategies; the nature, extent, and timing of governmental actions and reforms; and extended disruption of vital infrastructure; and other factors described in WesBanco’s 2006 Annual Report on Form 10-K, Oak Hill’s 2006 Annual Report on Form 10-K, and documents subsequently filed by WesBanco and Oak Hill with the Securities and Exchange Commission, including both companies’ Form 10-Q’s as of September 30, 2007. All forward-looking statements included in this news release are based on information available at the time of the release. Neither WesBanco nor Oak Hill assumes any obligation to update any forward-looking statement.